MAZARS

Our ref.: EC/KE/T347/ABA2

July 13, 2009

Securities and Exchange Commission
100 F Street, NE
Washington DC 20459
United States

Dear Sirs,

TELESTONE TECHNOLOGIES CORPORATION

We have read Item 4.01 of Telestone Technologies Corporation's Form 8-K, which discusses the resignation of Mazars CPA Limited as its independent registered public accounting firm, and we agree with the statements made therein except for the fourth paragraph and the sixth paragraph for which we have no basis to agree or disagree.

Yours faithfully,

Mazars CPA Limited
Certified Public Accountant

MAZARS CPA LIMITED
瑪澤會計師事務所有限公司
42ND FLOOR, CENTRAL PLAZA, 18 HARBOUR ROAD, WANCHAI, HONG KONG
香港灣仔港灣道18號中環廣場42樓
TEL: (852) 2909 5555 · FAX: (852) 2810 0032 · info@mazars.com.hk · www.mazars.com.hk